RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-189888

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated July 2, 2014

Pricing Supplement Dated July __, 2014 to the Product Prospectus
Supplement No. TP-1, dated July 26, 2013, and the Prospectus
Supplement and Prospectus, Each Dated July 23, 2013
$ _____________ Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016 Royal Bank of Canada

Royal Bank of Canada is offering Trigger Phoenix Autocallable Notes (the “Notes”) linked to the common stock of Tesla Motors, Inc. (the “Reference Stock”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement.

The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated July 26, 2013, on page S-1 of the prospectus supplement dated July 23, 2013, and “Selected Risk Considerations” beginning on page P7 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	July 21, 2014	Principal Amount:	$1,000 per Note
Issue Date:	July 24, 2014	Maturity Date:	July 26, 2016
Coupon Observation Dates:	Monthly, as set forth on page P2 of this terms supplement.	Coupon Payment Dates:	Monthly, as set forth on page P2 of this terms supplement.
Call Observation Dates:	Quarterly, as set forth on page P2 of this terms supplement.	Call Settlement Dates:	Quarterly, as set forth on page P3 of this terms supplement.
Valuation Date	July 21, 2016	Contingent Coupon Rate:	12.00% per annum
Initial Stock Price:	The closing price of the Reference Stock on the trade date.
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Call Stock Price:	100% of the Initial Stock Price.
Coupon Barrier:	70% of the Initial Stock Price.
Trigger Price:	60% of the Initial Stock Price.
Contingent Coupon:
If the closing price of the Reference Stock is greater than or equal to the Coupon Barrier on the applicable Coupon Observation Date, we will pay the Contingent Coupon applicable to that Coupon Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):	For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price is less than the Coupon Barrier.
If the Final Stock Price is less than the Coupon Barrier but not less than the Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, $1,000.
If the Final Stock Price is less than the Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Underlying Return)
Investors could lose some or all of the value of their initial investment if there has been a decline in the trading price of the Reference Stock.
Call Feature:
The Notes will be automatically called for 100% of their principal amount, plus accrued interest, if the closing price of the Reference Stock is equal to or greater than the Call Stock Price on any quarterly Call Observation Date.

CUSIP:	78010UL21
	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions	2.40%	$
Proceeds to Royal Bank of Canada	97.60%	$

The initial estimated value of the Notes as of the date of this terms supplement is $956.00 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the trade date, which will not be less than $936.00 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $24.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $24.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P14 below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This terms supplement relates to an offering of Trigger Phoenix Autocallable Notes (the “Notes”) linked to the common stock of Tesla Motors, Inc. (the “Reference Stock”).

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series F

Trade Date:	July 21, 2014

Issue Date:	July 24, 2014

Term:	Approximately two years

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:

•     If the closing price of the Reference Stock is greater than or equal to the Coupon Barrier on the applicable Coupon Observation Date, we will pay the Contingent Coupon applicable to that Coupon Observation Date.

•     If the closing price of the Reference Stock is less than the Coupon Barrier on the applicable Coupon Observation Date, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date.

You may not receive a Contingent Coupon for one or more months during the term of the Notes.

Contingent Coupon Rate:	12.00% per annum (1.00% per month)

Coupon Observation Dates:
August 21, 2014, September 22, 2014, October 21, 2014, November 21, 2014, December 22, 2014, January 21, 2015, February 23, 2015, March 23, 2015, April 21, 2015, May 21, 2015, June 22, 2015, July 21, 2015, August 21, 2015, September 21, 2015, October 21, 2015, November 23, 2015, December 21, 2015, January 21, 2016, February 22, 2016, March 21, 2016, April 21, 2016, May 23, 2016, June 21, 2016, and the Valuation Date.

Coupon Payment Dates:
August 26, 2014, September 25, 2014, October 24, 2014, November 26, 2014, December 26, 2014, January 26, 2015, February 26, 2015, March 26, 2015, April 24, 2015, May 27, 2015, June 25, 2015, July 24, 2015, August 26, 2015, September 24, 2015, October 26, 2015, November 27, 2015, December 24, 2015, January 26, 2016, February 25, 2016, March 24, 2016, April 26, 2016, May 26, 2016, June 24, 2016, and the Maturity Date.

Call Observation Dates:	October 21, 2014, January 21, 2015, April 21, 2015, July 21, 2015, October 21, 2015, January 21, 2016, April 21, 2016, and the Valuation Date.

RBC Capital Markets, LLC
P2

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

Call Settlement Dates:	October 24, 2014, January 26, 2015, April 24, 2015, July 24, 2015, October 26, 2015, January 26, 2016, April 26, 2016, and the Maturity Date.

Call Feature:	If, on any quarterly Call Observation Date, the closing price of the Reference Stock is equal to or greater than the Call Stock Price, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Valuation Date:	July 21, 2016

Maturity Date:	July 26, 2016

Initial Stock Price:	The closing price of the Reference Stock on the trade date.

Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.

Call Stock Price:	100% of the Initial Stock Price.

Coupon Barrier:	70% of the Initial Stock Price.

Trigger Price:	60% of the Initial Stock Price.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price of the Reference Stock:

•      If the Final Stock Price is greater than or equal to the Coupon Barrier, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.

•      If the Final Stock Price is less than the Coupon Barrier but not less than the Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, $1,000.

•      If the Final Stock Price is below the Trigger Price, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:

$1,000 + ($1,000 x Underlying Return)

The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Reference Stock from the trade date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price of the Reference Stock below the Trigger Price.

Underlying Return:	Final Stock Price – Initial Stock Price Initial Stock Price

Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.

Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to the Reference Stock will result in the postponement of an Observation Date or the Valuation Date, as described in the product prospectus supplement.

Calculation Agent:	RBC Capital Markets, LLC

RBC Capital Markets, LLC
P3

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2, P3 and P4 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC
P4

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 26, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and in the product prospectus supplement dated July 26, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated July 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004111/c725133424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC
P5

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

HYPOTHETICAL EXAMPLES

The examples below are based on the following terms:

Hypothetical Initial Stock Price:	$100.00*
Hypothetical Coupon Barrier:	$70.00, which is 70% of the Initial Stock Price
Hypothetical Trigger Price:	$60.00, which is 60% of the Initial Stock Price
Hypothetical Call Stock Price:	$100.00, which is 100% of the Initial Stock Price
Contingent Coupon Rate:	12.00% per annum (or 1.00% per month)
Contingent Coupon Amount:	$10.00 per month
Coupon Observation Dates:	Monthly
Principal Amount:	$1,000 per Note

* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent the expected actual Initial Stock Price.  The actual Initial Stock Price will be set forth on the cover page of the final pricing supplement relating to the Notes.

In Examples 1 and 2, the hypothetical closing price of the Reference Stock is greater than or equal to the hypothetical Call Stock Price on one of the Call Observation Dates.  Because the hypothetical closing price of the Reference Stock is greater than or equal to the hypothetical Call Stock Price on one of the Call Observation Dates, the Notes are automatically called.  In Examples 3, 4 and 5, the hypothetical closing price of the Reference Stock on the Call Observation Dates is less than the Call Stock Price, and, consequently, the Notes are not automatically called.

Example 1
Coupon Observation Dates	Call Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes Are Called*
#1	N/A	$95	$10.00	N/A
#2	N/A	$105	$10.00	N/A
#3	#1	$110	—*	$1,010.00
#4-23	#2-7	N/A	N/A	N/A
Valuation Date	Valuation Date	N/A	N/A	N/A

* Includes the unpaid Contingent Coupon with respect to the Coupon Observation Date on which the hypothetical closing price of the Reference Stock is greater than or equal to the Call Stock Price.

▪
In Example 1, the Notes are automatically called following the first Call Observation Date, as the closing price of the Reference Stock on the first Call Observation Date is greater than the Call Stock Price. As the closing price of the Reference Stock on the first two Coupon Observation Dates is greater than the Coupon Barrier, you receive the Contingent Coupon of $10.00 with respect to each of those Coupon Observation Dates.  Following the first Call Observation Date, you receive a payment of $1,010.00, which includes the Contingent Coupon with respect to the third Coupon Observation Date. The total payments on the Notes would be $1,030.00.

In this example, the Call Feature limits the term of your investment to approximately three months.

RBC Capital Markets, LLC
P6

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

Example 2
Observation Dates	Call Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes Are Called*
#1	N/A	$95	$10.00	N/A
#2	N/A	$86	$10.00	N/A
#3	#1	$78	$10.00	N/A
#4	N/A	$69	$0.00	N/A
#5	N/A	$77	$10.00	N/A
#6	#2	$85	$10.00	N/A
#7	N/A	$95	$10.00	N/A
#8	N/A	$98	$10.00	N/A
#9	#3	$104	—*	$1,010.00
#10-23	#4-7	N/A	N/A	N/A
Valuation Date	Valuation Date	N/A	N/A	N/A

* Includes the unpaid Contingent Coupon with respect to the Coupon Observation Date on which the hypothetical closing price of the Reference Stock is greater than or equal to the Call Stock Price.

▪
In Example 2, the Notes are automatically called following the third Call Observation Date, as the closing price of the Reference Stock on the third Call Observation Date is greater than the Call Stock Price. As the closing price of the Reference Stock on the first three and the fifth through eighth Coupon Observation Dates is greater than the Coupon Barrier, you receive the Contingent Coupon of $10.00 with respect to each of those Coupon Observation Dates. As the closing price of the Reference Stock on the fourth Coupon Observation Date is less than the Coupon Barrier, you do not receive a Contingent Coupon with respect to the fourth Coupon Observation Date. Following the third Call Observation Date, you receive a payment of $1,010.00, which includes the Contingent Coupon with respect to the third Call Observation Date. The total payments on the Notes would be $1,080.00.

In this example, the Call Feature limits the term of your investment to approximately nine months.

Examples 3, 4 and 5 illustrate the payment at maturity per Note based on the Final Stock Price of the Reference Stock.

Example 3
Coupon Observation Dates	Call Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes Are Called
#1-23	#1-7	Various prices, all less than the Coupon Barrier	$0	N/A
Valuation Date	Valuation Date	$55	$0	N/A
Payment at Maturity		$550.00

▪
In Example 3, the closing price of the Reference Stock remains below the Coupon Barrier throughout the term of the Notes.  As a result, you do not receive any Contingent Coupons during the term of the Notes.  As the Final Stock Price is less than the Trigger Price, at maturity, you are fully exposed to the decline in the Reference Stock and the amount of cash that you receive will be significantly less than the principal amount of the notes.

RBC Capital Markets, LLC
P7

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

Example 4
Coupon Observation Dates	Call Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes Are Called
#1-23	#1-7	Various prices, all less than the Coupon Barrier	$0	N/A
Valuation Date	Valuation Date	$68	$0	N/A
Payment at Maturity		$1,000.00

▪
In Example 4, the closing price of the Reference Stock decreases to a Final Stock Price of $68.  Although the Final Stock Price is less than the Coupon Barrier, because the Final Stock Price is still not less than the Trigger Price, you will receive the principal amount at maturity, which is a payment of $1,000.00.

In this example, although the Final Stock Price represents a 32% decline from the Initial Stock Price, you will receive the principal amount at maturity.

Example 5
Coupon Observation Dates	Call Observation Dates	Hypothetical Closing Price of the Reference Stock	Contingent Coupon	Payment if the Notes Are Called
#1-23	#1-7	Various prices, all less than the Coupon Barrier	$0	N/A
Valuation Date	Valuation Date	$76	$10.00*	N/A
Payment at Maturity		$600

* The final Contingent Coupon, if any, will be paid at maturity.

▪
In Example 5, the closing price of the Reference Stock decreases to a Final Stock Price of $76.  Although the Final Stock Price is less than the Initial Stock Price, because the Final Stock Price is still not less than the Coupon Barrier, you will receive the principal amount plus the Contingent Coupon with respect to the final Coupon Observation Date.  Your payment at maturity would be:

$1,000 + $10.00 = $1,010.00

In this example, although the Final Stock Price represents a 24% decline from the Initial Stock Price, you will receive the principal amount plus the Contingent Coupon, equal to a total payment of $1,010.00 per Note at maturity.

RBC Capital Markets, LLC
P8

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price of the Reference Stock between the trade date and the Valuation Date.  If the Notes are not automatically called and the Final Stock Price on the Valuation Date is less than the Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Reference Stock from the trade date to the Valuation Date.  Any Contingent Coupons received on the Notes prior to the maturity date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Call Observation Date, the closing price of the Reference Stock is equal to or greater than the Call Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive any Contingent Coupons — We will not necessarily make any coupon payments on the Notes.  If the closing price of the Reference Stock on a Coupon Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing price of the Reference Stock is less than the Coupon Barrier on each of the Coupon Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stock. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call.  Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Call Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Reference Stock even though your potential return is limited to the Contingent Coupon Rate.  As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stock.

•
Owning the Notes Is Not the Same as Owning the Reference Stock — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stock during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stock may have. Furthermore, the Reference Stock may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
There Is No Affiliation Between Tesla Motors, Inc. and RBCCM, and RBCCM Is Not Responsible for any Disclosure by Tesla Motors, Inc. — We are not affiliated with Tesla Motors, Inc.  However, we and our affiliates may currently, or from time to time in the future engage in business with Tesla Motors, Inc.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares.  You, as an investor in the Notes, should make your own investigation into the Reference Stock.  Tesla Motors, Inc. is not involved in this offering, and has no obligation of any sort with respect to your Notes.  Tesla Motors, Inc. has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

RBC Capital Markets, LLC
P9

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

•
Our Business Activities May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Stock that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stock, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuer of the Reference Stock, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stock.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stock, and, therefore, the market value of the Notes.

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public - The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set - The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Market Disruption Events and Adjustments —The payment at maturity, each Coupon Observation Date, and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC
P10

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

INFORMATION REGARDING THE REFERENCE STOCK

The Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Reference Stock is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by the issuer of the Reference Stock with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the historical performance of the Reference Stock set forth below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Stock on any Observation Date or on the Valuation Date.  We cannot give you assurance that the performance of the Reference Stock will not result in the loss of all or part of your investment.

RBC Capital Markets, LLC
P11

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

Tesla Motors, Inc.

Tesla Motors, Inc. designs, manufactures, and sells electric vehicles and electric vehicle powertrain components. The company owns its sales and service network and sells electric powertrain components to other automobile manufacturers.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1318605. The company’s common stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the ticker symbol “TSLA.”

Historical Information

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stock. The information provided in the table is for each calendar quarter of 2010,* 2011, 2012 and 2013, and the first and second calendar quarters of 2014.  On July 1, 2014, the closing price of the Reference Stock was $239.72.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock	Low Intra-Day Price of the Reference Stock	Period-End Closing Price of the Reference Stock
6/29/2010*	6/30/2010	$30.40	$17.55	$23.83
7/1/2010	9/30/2010	$25.92	$14.98	$20.26
10/1/2010	12/31/2010	$36.40	$20.00	$26.63
1/1/2011	3/31/2011	$28.71	$21.12	$27.70
4/1/2011	6/30/2011	$31.50	$24.20	$29.13
7/1/2011	9/30/2011	$31.50	$21.68	$24.39
10/1/2011	12/30/2011	$35.00	$22.93	$28.56
1/1/2012	3/30/2012	$39.95	$22.64	$37.24
4/1/2012	6/29/2012	$38.44	$26.84	$31.29
7/1/2012	9/28/2012	$36.00	$25.52	$29.28
10/1/2012	12/31/2012	$35.78	$26.87	$33.87
1/1/2013	3/31/2013	$39.98	$32.14	$37.89
4/1/2013	6/28/2013	$114.90	$40.22	$107.43
7/1/2013	9/30/2013	$194.47	$104.51	$193.42
10/1/2013	12/21/2013	$194.22	$116.10	$150.38
1/1/2014	3/31/2014	$265.00	$136.78	$208.45
4/1/2014	6/30/2014	$244.47	$177.24	$240.06

* The Reference Stock began trading publicly on June 29, 2010.  Accordingly, the “High” and “Low” data indicated do not reflect complete data for the second calendar quarter of 2010, and there is limited performance history for the Reference Stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P12

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

The graph below illustrates the performance of the Reference Stock from June 29, 2010, which was the first day on which the Reference Stock was publicly traded, to July 1, 2014, assuming an Initial Stock Price of $239.72, which was the closing price of the Reference Stock on July 1, 2014. The red line represents the hypothetical Coupon Barrier and Trigger Price of $167.80 and $143.83, which are equal to 70% and 60%, respectively, of the closing price on July 1, 2014.

RBC Capital Markets, LLC
P13

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about July 24, 2014, which is the third (3rd) business day following the trade date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

RBC Capital Markets, LLC
P14

Trigger Phoenix Autocallable Notes Linked to the Common Stock of Tesla Motors, Inc., Due July 26, 2016

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the trade date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

RBC Capital Markets, LLC
P15